NEWS RELEASE

Collins Industries, Inc.                   Contact:  Kent Tyler
15 Compound Drive                                    Vice President of Marketing
Hutchinson, Kansas 67502-4349                        620-663-5551

For Immediate Release
September 14, 2005

                       Collins Posts Third Quarter Results

Hutchinson, Kansas, September 14, 2005 ...... Collins Industries, Inc. (COLL.PK)
today reported results for its third fiscal quarter. Sales for the quarter ended
July 31, 2005 increased 36% to $80.6 million compared to $59.1 million for the same period last year.

The Company's net income increased 91% to $1.65 million ($0.26 per share -
diluted) for the quarter ended July 31, 2005 compared to net income of $0.87 million ($0.14 per share - diluted) for the same period last year. This income improvement was principally led by increased revenues and gross profits.

Sales for the nine months ended July 31, 2005 increased 29% to $193.5 million compared to $150.2 million for the same period last year. The net income for the nine months ended July 31, 2005 decreased 43% to $0.87 million ($0.14 per share
- diluted) compared to $1.52 million ($0.25 per share - diluted) in the same period last year. The decrease in net income for the nine months ended July 31,
2005 resulted principally from nonrecurring expenses for the severance costs associated with the retirement of two executives and restatement of financial statements for fiscal years 2002 and 2003 and interim quarterly statements for
2004, along with substantially increased audit fees for fiscal 2004 financial statements. These nonrecurring expenses totaled $1.29 million after tax ($0.20 per share - diluted).

Donald Lynn Collins, President and CEO, said, "We are pleased the company's strategy of capital investment in plant mechanization and product process enhancement these last several years is paying off in terms of increased sales and earnings." He stated further, "Municipal and school district budgets continue to be under pressure, however, we are pleased with our sales backlog and our positions in the markets we serve."

The Company posted a 56% increase in its sales backlog at July 31, 2005 to
$116.0 million compared to $74.3 million at July 31, 2004. The backlog at
October 31, 2004 was $68.5 million. The increased backlog at July 31, 2005 resulted from increased orders primarily in the Terminal Truck / Road
Construction and Ambulance segments, including a $28 million order for terminal trucks from the United States Postal Service, which will be primarily produced in fiscal 2006.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 1000 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by
Federal, state and local governments, changes in competition, various inventory risks due to changes in market

conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

                                   ##########

Financial Summary

(In thousands of dollars, except share and per share amounts)

(Unaudited)

                                         Three Months Ended             Nine Months Ended
                                              July 31,                       July 31,
                                        2005           2004            2005           2004

                      Sales           $80,618        $59,070        $193,459        $150,228
                                      =======        =======        ========        ========

 Income before income taxes             2,709          1,406           1,403           2,440

         Income tax expense             1,060            540             530             920
                                        -----            ---             ---             ---

                 Net income             1,649            866             873           1,520
                                        =====            ===             ===           =====

         Earnings per share:
                       Basic            $0.27          $0.15           $0.15           $0.26

                     Diluted            $0.26          $0.14           $0.14           $0.25

Weighted average outstanding
           common and common
          equivalent shares:
                       Basic        6,053,430      5,758,562       5,936,733       5,842,652

                     Diluted        6,289,658      6,178,537       6,257,081       6,200,556